Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT Announces Third Quarter 2017 Results

Highlights:

•	Third quarter net income of $220 million or $1.61 per diluted common share; income from continuing operations of $223 million or $1.64 per diluted common share

•	Excluding noteworthy items, third quarter income from continuing operations[1] of $139 million or $1.02 per diluted common share

•	Reached a definitive agreement to sell Financial Freedom, our reverse mortgage servicing business, and our reverse mortgage loan portfolio (collectively the “Financial Freedom Transaction”)
    Transaction includes approximately $900 million in reverse mortgages and other real estate owned
    Transaction expected to close in the second quarter of 2018
•	Continued progress to optimize debt and capital structure
    Completed $512 million accelerated share repurchase program
    Repurchased an incremental $119 million of common stock
    Completed tender offer for $800 million of unsecured debt
•	Remain on track to reduce annual operating expenses by $150 million by 2018

•	Increased quarterly common stock dividend by 7% to $0.16 per share

NEW YORK – Oct. 24, 2017 – CIT Group Inc. (NYSE: CIT) today reported third quarter net income of $220 million or $1.61 per diluted common share, compared to $131 million or $0.65 per diluted common share for the year-ago quarter. Income from continuing operations for the third quarter was $223 million or $1.64 per diluted common share, compared to $94 million or $0.47 per diluted common share in the year-ago quarter.

Income from continuing operations excluding noteworthy items for the third quarter was $139 million or $1.02 per diluted common share, compared to $109 million or $0.54 per diluted common share in the year-ago quarter, as lower operating expenses and a decline in the provision for credit losses was partially offset by a decline in net finance revenue. The increase in income from continuing operations per diluted common share also reflects a decline in the average number of diluted common shares outstanding due to significant share repurchases in the current and prior quarters.

1 Income from continuing operations excluding noteworthy items is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and starting on page 26 for reconciliation of non-GAAP to GAAP financial information.

“In the third quarter, we posted solid results and delivered additional progress on our transformation plan,” said Chairwoman and Chief Executive Officer Ellen R. Alemany. “We reduced operating expenses, completed an $800 million debt tender, grew the investment portfolio and improved our deposit mix. In addition, we addressed another legacy issue with the agreement to sell our reverse mortgage servicing business and loan portfolio, which will reduce our risk profile and support our goal to exit non-core businesses.”

Alemany continued, “In the commercial banking space, competition for asset growth intensified in certain sectors. We remain focused on a disciplined approach to the business and continuing to invest in talent and infrastructure to drive profitable growth.”

Return on Tangible Common Equity (ROTCE)2 for continuing operations was 14.6%. ROTCE for continuing operations excluding noteworthy items2 was 9.2%. Tangible book value per common share at Sept. 30, 2017 was $48.58. The preliminary Common Equity Tier 1 Capital ratio decreased to 14.0%, and the preliminary Total Capital ratio decreased to 15.7%, at Sept. 30, 2017. These capital ratios are calculated under the fully phased-in regulatory capital rules.

Financial results for the third quarter in both continuing and discontinued operations were impacted by noteworthy items related to our strategic initiatives.

Noteworthy items (after tax) in the third quarter of 2017 in continuing operations included:

•	$140 million ($1.03 per diluted common share) deferred tax benefit from a restructuring of an international legal entity;
•	$33 million ($0.24 per diluted common share) in debt extinguishment costs related to the repayment of $800 million of unsecured debt;
•	$26 million ($0.19 per diluted common share) in aggregate charges related to the pending sale of the reverse mortgage loan portfolio in connection with the Financial Freedom Transaction, including:
o	$17 million impairment on HECM loans to be sold, $9 million of which was a charge-off in the provision for credit losses and $8 million of which was in other non-interest income;
o	$6 million impairment of reverse mortgage-related assets in other non-interest income; and
o	$3 million write down of other real estate owned (OREO) in other non-interest income;
•	$5 million ($0.04 per diluted common share) benefit in net finance revenue from the suspension of the depreciation of assets related to the European Rail business (NACCO) that are in assets held for sale; and
•	$2 million ($0.02 per diluted common share) of restructuring charges in operating expenses.

Noteworthy items (after tax) in the third quarter of 2017 in discontinued operations, included:

•	$2 million ($0.02 per diluted common share) in impairments related to the Financial Freedom Transaction.

2 Return on Tangible Common Equity, which adjusts tangible common equity for the reversal of the valuation allowance and the amortization of intangibles in the numerator and the disallowed deferred tax asset related to regulatory capital in the denominator, and ROTCE excluding noteworthy items are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 26 for reconciliation of non-GAAP to GAAP financial information.

Selected Financial Highlights

				3Q17 change* from:
($ in millions)	3Q17	2Q17	3Q16	2Q17		3Q16

Net interest revenue	$277	$269	$288	$8	3%	$(10)	-4%
Non-interest income	316	336	338	(20)	-6%	(22)	-7%
Total revenue	593	605	625	(12)	-2%	(32)	-5%
Noninterest expense	(460)	(591)	(432)	131	22%	(28)	-7%
Income from continuing operations before credit provision	133	14	194	119	872%	(61)	-31%
Provision for credit losses	(30)	(4)	(45)	(26)	-584%	15	33%
Income from continuing operations before benefit (provision) for income taxes	103	9	149	94	1008%	(46)	-31%
Benefit (provision) for income taxes	120	32	(55)	88	276%	174	320%
Income from continuing operations	223	41	94	182	441%	129	137%
(Loss) income from discontinued operations, net of taxes	(3)	116	37	(119)	-103%	(41)	-109%
Net income	$220	$157	$132	$63	40%	$88	67%

Key performance metrics
Net finance margin(1)	3.53%	3.07%	3.51%	0.45%		0.02%
Loans and leases to deposit ratio	127%	120%	150%	7%		-23%
Return on average common equity	11.86%	6.76%	4.71%	5.10%		7.15%
Return on tangible common equity(1)	14.36%	7.76%	6.64%	6.59%		7.71%
Return on tangible common equity (continuing operations), excluding noteworthy items(2)	9.19%	8.14%	8.36%	1.05%		0.83%
Return on AEA	1.93%	1.24%	1.10%	0.70%		0.83%
Return on AEA, excluding noteworthy items(1)	1.21%	1.10%	1.42%	0.11%		-0.21%
Net efficiency ratio(1)	57.8%	60.3%	58.6%	2.5%		0.8%
Headcount	3,965	3,995	4,230	(30)	-1%	(265)	-6%

Per common share
Earnings per diluted common share	$1.61	$0.85	$0.65	$0.76	89%	$0.96	149%
Tangible book value per common share (TBVPS)(1)	$48.58	$46.34	$49.56	$2.24	5%	$(0.98)	-2%
Average diluted common shares outstanding (in thousands)	136,126	183,796	202,755	(47,670)	-26%	(66,629)	-33%

Capital adequacy
CET1 Ratio(3)	14.0%	14.4%	13.6%	-0.4%		0.4%
Total Capital Ratio(3)	15.7%	16.2%	14.3%	-0.5%		1.4%

Asset quality
Net charge-offs as a % of average loans	0.58%	0.38%	0.28%	0.20%		0.30%
Allowance for loan losses as a % of loans	1.47%	1.47%	1.39%	0.00%		0.08%

* Certain balances may not sum due to rounding.

(1) See "Non-GAAP Measurements" at the end of this press release and beginning on page 26 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.

(2) Excludes noteworthy items and pro forma for capital reduction associated with Commercial Air sale that occurred in 2Q17.  See "Non-GAAP Measurements" at the end of this press release and page 28 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.

(3) Ratios on fully phased-in basis.

Unless otherwise indicated, all references below relate to continuing operations. Discontinued operations at the end of the third quarter consisted of Financial Freedom, our reverse mortgage servicing business, and our Business Air portfolio. We announced an agreement to sell Financial Freedom on October 6, 2017.

Income Statement Highlights:

Income from continuing operations excluding noteworthy items was $139 million compared to $126 million in the prior quarter. The increase was driven primarily by a decline in operating expenses and a lower effective tax rate, partially offset by a decline in net finance revenue and an increase in the provision for credit losses.

Compared to the year-ago quarter, income from continuing operations excluding noteworthy items increased by $30 million, as lower operating expenses and a decline in the provision for credit losses was partially offset by a decline in net finance revenue.

Net Finance Revenue

Net Finance Revenue*				3Q17 change from:
($ in millions)	3Q17	2Q17	3Q16	2Q17		3Q16

Interest income	$454	$478	$476	$(24)	-5%	$(22)	-5%
Rental income on operating leases	252	251	254	1	0%	(2)	-1%
Finance revenue	706	729	730	(23)	-3%	(24)	-3%
Interest expense	(177)	(209)	(188)	33	16%	12	6%
Depreciation on operating lease equipment	(71)	(77)	(67)	6	8%	(4)	-6%
Maintenance and other operating lease expenses	(58)	(53)	(57)	(5)	-9%	(1)	-2%
Net finance revenue	$401	$390	$418	$11	3%	$(18)	-4%
Average earning assets	$45,454	$50,676	$47,729	$(5,222)	-10%	$(2,274)	-5%
Net finance margin	3.53%	3.07%	3.51%	0.45%		0.02%
Excluding Noteworthy Items(1)
Net finance revenue	$393	$404	$418	$(11)	-3%	$(26)	-6%
Average earning assets	$45,454	$46,990	$47,729	$(1,536)	-3%	$(2,274)	-5%
Net finance margin	3.46%	3.44%	3.51%	0.02%		-0.05%

(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 26 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.

* Certain balances may not sum due to rounding.

Net finance revenue3 was $401 million compared to $390 million in the prior quarter. Net finance revenue in the current quarter includes an $8 million benefit from the suspension of depreciation expense related to NACCO, which is included in assets held for sale. Net finance revenue in the prior quarter included $14 million of net interest expense reflecting the negative carry related to the period between the closing of the Commercial Air sale and the subsequent liability management and capital actions.

Excluding these noteworthy items, net finance revenue3 was $393 million, compared to $404 million in the prior quarter, as higher interest income on loans and investment securities was more than offset by lower purchase accounting accretion and higher negative income associated with the indemnification asset.

Net finance revenue as a percentage of average earning assets (“net finance margin3”) excluding noteworthy items was 3.46%, a 2 bps increase from 3.44% in the prior quarter. The increase in net finance margin reflects an increase in interest income on loans and investment securities and the mix of earning assets offset by a reduction

3 Net finance revenue, net finance revenue excluding noteworthy items and net finance margin are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 26 for reconciliation of non-GAAP to GAAP financial information.

in purchase accounting accretion and higher negative income associated with the indemnification asset and lower net rental income in Rail.

Compared to the year-ago quarter, net finance revenue excluding noteworthy items decreased $26 million or 6%, and net finance margin decreased 5 bps. The decrease in net finance revenue primarily reflected lower purchase accounting accretion, higher negative income associated with the indemnification asset and lower gross yields in Rail, partially offset by higher earnings on the investment securities portfolio. The decrease in net finance margin reflected the aforementioned drivers of the decrease in net finance revenue, partially offset by an increase in yields on loans and a shift from interest bearing deposits to investment securities.

Other Non-interest Income

Other Non-Interest Income*				3Q17 change from:
($ in millions)	3Q17	2Q17	3Q16	2Q17		3Q16

Fee revenues	$26	$28	$29	$(2)	-7%	$(3)	-9%
Factoring commissions	27	23	29	4	17%	(2)	-6%
Gains on sales of leasing equipment	12	14	13	(2)	-13%	(0)	-2%
Gains on loan and portfolio sales	4	7	4	(4)	-51%	0	3%
Gains on investments	10	5	10	5	113%	(0)	-3%
(Loss) gain on OREO	(4)	2	4	(6)	-270%	(8)	-205%
Net gains (losses) on derivatives and foreign currency exchange	1	(2)	(16)	3	150%	17	106%
Impairment on assets	(22)	(2)	(4)	(20)	-1032%	(18)	-514%
Other revenues	9	9	16	0	2%	(7)	-43%
Total other non-interest income	$63	$85	$84	$(21)	-25%	$(20)	-24%
Total other non-interest income, excluding noteworthy items(1)	$90	$85	$79	$6	7%	$12	15%

(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 26 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.

* Certain balances may not sum due to rounding.

Total other non-interest income in the current quarter included noteworthy items totaling $27 million in aggregate charges, including a $5 million write down of OREO, a $9 million impairment of reverse mortgage-related assets and a $12 million write down of reverse mortgage loans. These charges were related to the Financial Freedom Transaction. Excluding noteworthy items, total other non-interest income4 was $90 million, compared to $85 million in the prior quarter, primarily driven by an increase in gains on investments and an increase in factoring commissions, reflecting seasonally higher volume in our Commercial Services business.

In the year-ago quarter, other non-interest income included a noteworthy item of a $5 million net gain from the sale of loans related to the IndyMac venture. Other non-interest income excluding noteworthy items increased by $12 million, primarily due to a $20 million mark-to-market charge on the total return swap in the year-ago quarter. Factoring commissions declined slightly, as growth in factoring volume in Commercial Services was offset by lower pricing.

4 Other non-interest income excluding noteworthy items is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and starting on page 26 for reconciliation of non-GAAP to GAAP financial information.

Operating Expenses

Operating Expenses*				3Q17 change from:
($ in millions)	3Q17	2Q17	3Q16	2Q17		3Q16

Compensation and benefits	$(139)	$(145)	$(148)	$6	4%	$9	6%
Technology	(31)	(34)	(32)	3	10%	2	6%
Professional fees	(32)	(32)	(43)	(1)	-2%	11	25%
Insurance	(19)	(25)	(24)	6	26%	5	22%
Net occupancy expense	(16)	(15)	(17)	(1)	-7%	1	7%
Advertising and marketing	(14)	(10)	(5)	(3)	-31%	(9)	-196%
Other expenses	(18)	(25)	(26)	6	26%	7	28%
Operating expenses, excluding restructuring costs and intangible asset amortization	(268)	(286)	(294)	18	6%	26	9%
Intangible asset amortization	(6)	(6)	(6)	-	0%	0	3%
Restructuring costs	(3)	(3)	(2)	1	15%	(1)	-26%
Total operating expenses	$(277)	$(296)	$(303)	$18	6%	$26	8%
Total operating expenses, excluding noteworthy items(1)	$(274)	$(292)	$(301)	$18	6%	$26	9%
Net efficiency ratio	57.8%	60.3%	58.6%	2.5%		0.8%
Net efficiency ratio, excluding noteworthy items(1)	55.5%	58.6%	59.2%	3.0%		3.7%

(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 26 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.

* Certain balances may not sum due to rounding.

Operating expenses excluding restructuring costs and intangible asset amortization5 was $268 million, down 6% from $286 million in the prior quarter, driven primarily by lower employee costs, lower FDIC insurance costs and lower tax expenses, partially offset by higher advertising and marketing costs, primarily in Consumer Banking.

Compared to the year-ago quarter, operating expenses excluding restructuring costs and intangible asset amortization decreased by $26 million or 9%, reflecting lower employee costs, professional fees, FDIC insurance costs and other taxes, partially offset by higher advertising and marketing costs, primarily in Consumer Banking.

The net efficiency ratio5 improved to 58%, compared to 60% in the prior quarter, driven by a decrease in operating expenses. The net efficiency ratio excluding noteworthy items5 was 56%, compared to 59% in the prior quarter. Compared to the year-ago quarter, the net efficiency ratio excluding noteworthy items decreased from 59%, driven by the decrease in operating expenses.

Debt Extinguishment Costs

We recognized $54 million of debt extinguishment costs associated with the repayment of $800 million of unsecured debt. In the prior quarter, we recognized $165 million in debt extinguishment costs associated with the reduction of $5.8 billion of unsecured debt following the Commercial Air sale. In the year-ago quarter, we recognized $5 million in debt extinguishment costs mostly associated with the early redemption of high-cost brokered deposits.

5 Operating expenses excluding restructuring costs and intangible asset amortization, net efficiency ratio and net efficiency ratio excluding noteworthy items are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 26 for reconciliation of non-GAAP to GAAP financial information.

Income Taxes

The benefit for income taxes in the current quarter of $120 million included a $140 million deferred tax benefit from a restructuring of an international legal entity. The benefit for income taxes in the prior quarter of $32 million included $27 million in net benefits related to the resolution of certain legacy tax items and the agreement to sell NACCO. The provision for income taxes in the year-ago quarter of $55 million included a $16 million valuation allowance against the international deferred tax asset related to our operations in China.

Excluding the aforementioned tax noteworthy items and all other noteworthy items, the effective tax rate was 28%, compared to 34% in the prior quarter, and 26% in the year-ago quarter. The current quarter effective tax rate was positively impacted by a year-to-date true up to reflect the mix of U.S. and international earnings.

Balance Sheet Highlights:

Earning Assets

Earning Assets*				3Q17 change from:
($ in millions)	3Q17	2Q17	3Q16	2Q17		3Q16

Loans (including assets held for sale)	$29,632	$29,405	$31,267	$227	1%	$(1,635)	-5%
Operating lease equipment, net (including assets held for sale)	7,760	7,688	7,420	72	1%	340	5%
Loans and leases	37,392	37,093	38,687	299	1%	(1,295)	-3%
Interest-bearing cash	2,659	4,739	5,936	(2,080)	-44%	(3,277)	-55%
Investment securities	5,745	5,530	3,592	215	4%	2,152	60%
Indemnification asset	172	209	362	(37)	-18%	(191)	-53%
Credit balances of factoring clients	(1,699)	(1,405)	(1,229)	(293)	-21%	(470)	-38%
Total earning assets	$44,269	$46,165	$47,349	$(1,896)	-4%	$(3,080)	-7%
Average earning assets	$45,454	$50,676	$47,729	$(5,222)	-10%	$(2,274)	-5%
Average earning assets, excluding noteworthy items(1)	$45,454	$46,990	$47,729	$(1,536)	-3%	$(2,274)	-5%

(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 26 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.

* Certain balances may not sum due to rounding.

Average earning assets excluding noteworthy items6 declined from the prior quarter, primarily reflecting a decline in interest-bearing cash, partially offset by an increase in the investment portfolio. Compared with the year-ago quarter, average earning assets excluding noteworthy items declined $2.3 billion, or 5%, reflecting a decline in loans in Commercial Finance along with run-off of portfolios in the Non-Strategic Portfolios (NSP) segment and in the Legacy Consumer Mortgages (LCM) division of Consumer Banking, partially offset by growth in the other Commercial Banking divisions.

Cash and Investment Securities

Interest-bearing cash and investment securities were $8.4 billion at Sept. 30, 2017, and consisted of $2.7 billion of interest-bearing cash and $5.7 billion of investment securities. In addition, there was approximately $0.5 billion of non-interest-bearing cash. Investment securities increased $0.2 billion during the quarter.

6 Average earning assets excluding noteworthy items is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and starting on page 26 for reconciliation of non-GAAP to GAAP financial information.

Of the interest-bearing cash and investment securities, $7.4 billion was at CIT Bank and $0.7 billion was at the financial holding company, while the remaining $0.3 billion consisted of amounts held at the operating subsidiaries and restricted balances. Approximately half of the $0.5 billion of non-interest bearing cash was at the financial holding company, while the remainder was at CIT Bank and other operating subsidiaries.

Deposits and Borrowings

Deposits and Borrowings*				3Q17 change from:
($ in millions)	3Q17	2Q17	3Q16	2Q17		3Q16
Noninterest-bearing checking	$1,360	$1,274	$987	$86	7%	$374	38%
Interest-bearing checking	2,658	2,744	3,075	(86)	-3%	(417)	-14%
Money market	4,928	6,113	6,335	(1,185)	-19%	(1,407)	-22%
Savings	5,892	5,273	4,326	619	12%	1,566	36%
Time deposits	14,584	15,357	17,975	(772)	-5%	(3,391)	-19%
Other	173	165	155	8	5%	18	12%
Total deposits	$29,595	$30,925	$32,852	$(1,330)	-4%	$(3,257)	-10%
Unsecured borrowings	$3,748	$4,545	$10,595	$(797)	-18%	$(6,847)	-65%
Secured borrowings	4,783	4,076	4,089	707	17%	694	17%
Total borrowings	$8,531	$8,621	$14,684	$(90)	-1%	$(6,153)	-42%

* Certain balances may not sum due to rounding.

Deposits represented approximately 78% of CIT’s funding at Sept. 30, 2017, unchanged from June 30, 2017, and the loans and leases-to-deposits ratio at CIT Bank was 102% at Sept. 30, 2017, compared to 96% at June 30, 2017. Deposit growth in the online channel was more than offset by declines in higher-cost deposits in the brokered channel and certain deposits in the commercial channel. The weighted average rate on total outstanding deposits increased to 1.22% in the current quarter from 1.20% in the prior quarter and 1.21% in the year-ago quarter, reflecting a modest increase in the average savings account rate offset by a reduction in higher-cost brokered and commercial deposits.

Unsecured borrowings comprised 10% of the funding mix at Sept. 30, 2017, compared to 12% at June 30, 2017. The decrease was driven by the repayment of $800 million of senior unsecured debt at the end of the quarter. The weighted average coupon on our unsecured debt was 4.8% at Sept. 30, 2017, 10 bps lower than the weighted average coupon at June 30, 2017. Secured borrowings comprised 12% of the funding mix at Sept. 30, compared to 10% at June 30, 2017, reflecting increased FHLB advances.

Capital

Capital*				3Q17 change from:
($ in millions, except per share data)	3Q17	2Q17	3Q16	2Q17		3Q16

Common stockholders' equity	$7,126	$7,026	$11,204	$100	1%	$(4,078)	-36%
Tangible common equity	$6,382	$6,275	$10,013	$106	2%	$(3,631)	-36%
Total risk-based capital(1)	$7,087	$7,070	$9,690	$17	0%	$(2,604)	-27%
Risk-weighted assets(1)	$45,171	$43,718	$67,524	$1,453	3%	$(22,352)	-33%

Book value per share (BVPS)	$54.25	$51.88	$55.45	$2.36	5%	$(1.21)	-2%
Tangible book value per share (TBVPS)	$48.58	$46.34	$49.56	$2.24	5%	$(0.98)	-2%
CET1 ratio(1)	14.0%	14.4%	13.6%	-0.4%		0.4%
Total capital ratio(1)	15.7%	16.2%	14.3%	-0.5%		1.4%
Tier 1 leverage ratio(1)	13.4%	12.1%	14.2%	1.3%		-0.8%

* Certain balances may not sum due to rounding.

(1)Balances and ratios on fully phased-in basis.

Common stockholders’ equity and tangible common equity increased from the prior quarter, as our earnings more than offset capital actions completed during the quarter. Capital actions during the quarter included repurchases of 2.7 million common shares at an average share price of $44.82 and a quarterly cash dividend of $0.15 per common share. Additionally, on August 15, we took delivery of approximately 1.45 million common shares related to the completion of the previously announced accelerated share repurchase program (ASR). The ASR resulted in the repurchase of a total of 10.7 million common shares, including the initial delivery of approximately 9.25 million common shares in the second quarter of 2017.

Total common shares outstanding was 131.4 million at Sept. 30, 2017, down from 135.4 million at June 30, 2017 and down from 202.0 million at Sept. 30, 2016.

Tangible book value per common share increased in the quarter to $48.58, as earnings in the quarter and the reduced share count offset the impact of capital returns.

The preliminary Common Equity Tier 1 Capital ratio decreased from the prior quarter to 14.0%. Common Equity Tier 1 Capital was essentially unchanged, as earnings were offset by capital returns and an increase in the disallowed deferred tax asset. Risk-weighted assets (RWA) increased, primarily reflecting a shift from cash to investment securities and other assets as well as seasonally higher on- and off-balance sheet factoring balances. The preliminary Total Capital ratio also decreased from the prior quarter to 15.7%. The ratios presented are estimated Common Equity Tier 1 and Total Capital ratios under the fully phased-in regulatory capital rules.

On Oct. 16, 2017, the Board of Directors declared a quarterly cash dividend of $0.16 per common share on outstanding common stock, a one cent per share increase from the prior quarter. The common stock dividend is payable on Nov. 24, 2017, to common shareholders of record as of Nov. 10, 2017.

On Oct. 16, 2017, the Board of Directors declared a semi-annual preferred cash dividend of $30.29 per preferred share on outstanding preferred stock. The preferred stock dividend is payable on Dec. 15, 2017, to preferred shareholders of record as of Nov. 30, 2017.

Asset Quality

Asset Quality*				3Q17 change from:
($ in millions)	3Q17	2Q17	3Q16	2Q17		3Q16

Net charge-offs (NCOs)	$42	$28	$21	$14	51%	$20	96%
NCOs as a % of average loans	0.58%	0.38%	0.28%	0.20%		0.30%
Non-accrual loans	$265	$257	$283	$8	3%	$(19)	-7%
OREO	$64	$78	$87	$(14)	-18%	$(22)	-26%
Provision for credit losses	$30	$4	$45	$26	584%	$(15)	-33%
Total portfolio allowance as a % of loans	1.47%	1.47%	1.39%	0.00%		0.08%

* Certain balances may not sum due to rounding.

Provision

The provision for credit losses was $30 million compared to $4 million in the prior quarter. The provision this quarter includes a charge of $15 million related to the transfer of the reverse mortgage portfolio to assets held for sale in Consumer Banking in connection with the Financial Freedom Transaction. Excluding the impact of the reverse mortgage portfolio actions, the provision for credit losses in the quarter remained low at $15 million, principally reflecting lower loan balances.

Compared to the year-ago quarter, excluding the impact of the reverse mortgage portfolio actions, the provision for credit losses decreased $30 million primarily due to lower loan balances and lower provisioning from positive changes in credit quality.

Net Charge-offs

Net charge-offs were $42 million (0.58% of average loans), up from $28 million (0.38% of average loans) the prior quarter and $21 million (0.28% of average loans) in the year-ago quarter. The increases were primarily driven by charge-offs related to the transfer of the reverse mortgage portfolio to assets held for sale. Excluding the impact of the reverse mortgage portfolio actions, net charge-offs in the current quarter were $26 million (0.36% of average loans).

Loan Loss Allowance

The allowance for loan losses was $420 million (1.47% of loans, 1.68% excluding loans subject to loss sharing agreements with the FDIC) at Sept. 30, 2017, compared to $426 million (1.47% of loans, 1.70% excluding loans subject to loss sharing agreements with the FDIC) at June 30, 2017, and $415 million (1.39% of loans, 1.63% excluding loans subject to loss sharing agreements with the FDIC) at Sept. 30, 2016. The decrease in the allowance for loan losses from the prior quarter was due to lower loan balances. The increase in allowance for loan losses from the year-ago quarter reflects purchase accounting accretion on loans acquired from OneWest.

Purchase credit impaired (PCI) loans acquired as part of the OneWest acquisition are carried at a significant discount to the unpaid principal balance. At Sept. 30, 2017, PCI loans with an aggregate unpaid principal balance of $3.0 billion were carried at $2.0 billion, representing a 32% discount. The vast majority of the discount is related to our LCM portfolio in Consumer Banking.

Non-accrual Loans

Non-accrual loans of $265 million (0.93% of loans) were essentially flat compared to the prior and year-ago quarters but remain at relatively low levels.

Commercial Banking

Earnings Summary*				3Q17 change from:
($ in millions)	3Q17	2Q17	3Q16	2Q17		3Q16

Interest income	$309	$317	$319	$(7)	-2%	$(9)	-3%
Rental income on operating leases	252	251	250	1	0%	2	1%
Interest expense	(131)	(128)	(132)	(4)	-3%	1	0%
Depreciation on operating lease equipment	(71)	(77)	(67)	6	8%	(4)	-6%
Maintenance and other operating lease expenses	(58)	(53)	(57)	(5)	-9%	(1)	-2%
Net finance revenue	301	309	314	(8)	-3%	(12)	-4%
Other non-interest income	71	75	76	(4)	-5%	(5)	-7%
Provision for credit losses	(11)	0	(44)	(11)	-5650%	33	75%
Operating expenses	(169)	(177)	(193)	8	4%	24	13%
Income before income taxes	$193	$208	$153	$(15)	-7%	$39	26%

Select Average Balances
Average loans(1)	$20,978	$21,304	$22,097	$(327)	-2%	$(1,119)	-5%
Average operating leases(1)	$7,798	$7,612	$7,284	$185	2%	$514	7%
Average earning assets(2)	$29,011	$29,159	$29,777	$(148)	-1%	$(766)	-3%
Statistical Data
Pre-tax ROAEA	2.66%	2.85%	2.06%	-0.20%		0.60%
Net finance margin	4.16%	4.24%	4.21%	-0.09%		-0.06%
New business volume	$2,044	$2,046	$2,158	$(2)	0%	$(114)	-5%
Net efficiency ratio	44.9%	45.6%	49.1%	0.7%		4.2%

(1) Amounts include held for sale. Average loans also is net of credit balances of factoring clients.

(2) AEA is net of credit balances of factoring clients.

* Certain balances may not sum due to rounding.

Segment Financial Results

Pre-tax earnings in the Commercial Banking segment decreased from the prior quarter, primarily driven by an increase in the credit provision and lower net finance revenue, partially offset by a decrease in operating expenses. Compared to the year-ago quarter, pre-tax earnings increased, as lower credit costs and operating expenses were partially offset by a decrease in net finance revenue.

Net Finance Revenue and Margin

Net finance revenue in the current quarter included a benefit of $8 million in suspended depreciation related to NACCO. Excluding this noteworthy item, net finance revenue decreased $16 million from the prior quarter, primarily driven by lower purchase accounting accretion in Commercial Finance and lower net rental income in Rail. Compared to the year-ago quarter, net finance revenue decreased primarily due to lower average earning assets, lower purchase accounting accretion and lower net rental income in Rail. Rail’s net rental decline from both the prior and year-ago quarters were mainly driven by renewal rates that continue to price lower due to excess capacity in the market.

Average Loans and Leases

Average loans and leases, which comprise the vast majority of earning assets, was $28.8 billion, essentially flat compared to the prior quarter as a reduction in Commercial Finance was mostly offset by an increase in Rail and Business Capital. The 2% decrease in average loans and leases from the year-ago quarter was driven by sales and prepayments in the Commercial Finance division, partially offset by growth in all other divisions.

New lending and leasing volume of $2.0 billion was essentially flat with the prior quarter, as an increase in Real Estate Finance was offset by decreases in each of the other divisions. Compared to the year-ago quarter, new lending and leasing volume was down, as decreases in Commercial Finance, Rail and Business Capital were mostly offset by an increase in Real Estate Finance.

Factoring volume of $7.2 billion was up 26% from the prior quarter, primarily driven by seasonality, and up 8% compared to the year-ago quarter, driven primarily by increased volume in the technology industry.

Other Non-interest Income

Other non-interest income decreased $4 million from the prior quarter, primarily driven by lower gains on asset sales in Commercial Finance, partially offset by higher factoring commissions. Compared to the year-ago quarter, other non-interest income decreased $5 million, driven mostly by lower gains on sales and fee income in Commercial Finance.

Operating Expenses

Operating expenses decreased $8 million from the prior quarter driven primarily by tax reserve releases in the current quarter. Compared to the year-ago quarter, operating expenses decreased by $24 million, reflecting cost reduction initiatives.

Asset Quality

The provision for credit losses increased from the prior quarter but remained relatively low. The decline in the provision for credit losses from the year-ago quarter was driven by lower loan balances and lower provisioning from positive changes in credit quality.

Net charge-offs were $22 million (0.39% of average loans), at a similar level to $27 million (0.48% of average loans) in the prior quarter and $22 million (0.38% of average loans) in the year-ago quarter.

Non-accrual loans were $241 million (1.06% of loans), compared to $229 million (1.03% of loans) at June 30, 2017, and $229 million (1.01% of loans) at Sept. 30, 2016. The increase from the prior quarter primarily reflected an increase in Commercial Finance from two new non-accrual loans, partially offset by a decline in Business Capital. The increase from the year-ago quarter primarily reflected an increase in Commercial Finance and Business Capital loans, partially offset by a decrease in Real Estate Finance.

Commercial Banking Divisions

Commercial Finance

•	Gross yield, net finance revenue and net finance margin decreased from the prior quarter, as higher portfolio yields were more than offset by lower purchase accounting accretion.
•	Average loans and leases declined as prepayments remained at a high level.

Rail

•	Loans and leases of $7.5 billion includes approximately $1 billion in assets held for sale related to NACCO.
•	North America rail car utilization was relatively unchanged.
•	Gross yields declined 26 basis points from the prior quarter, as renewal lease rates continued to re-price lower on average across the portfolio.

Real Estate Finance

•	Average loans and leases were essentially unchanged, as a strong quarter in funded volume was offset by significant prepayment activity and continued run-off of legacy portfolio assets.
•	Gross yields declined 2 bps from the prior quarter, as higher contractual yields were offset by lower prepayment fees, which were elevated in the prior quarter.

Business Capital

•	Factoring volume in the Commercial Services business reflected a seasonally strong quarter and 8% growth from the year-ago quarter primarily driven by the technology sector.
•	Gross yields declined 5 bps from the prior quarter, but new business yields increased 24 bps from the prior quarter due to portfolio mix changes.

Consumer Banking

Earnings Summary*				3Q17 change from:
($ in millions)	3Q17	2Q17	3Q16	2Q17		3Q16

Interest income	$92	$102	$105	$(9)	-9%	$(13)	-12%
Interest benefit (expense)	16	10	(1)	6	67%	17	1700%
Net finance revenue	108	111	104	(3)	-3%	4	4%
Other non-interest income	(23)	6	13	(28)	-498%	(36)	-273%
Provision for credit losses	(19)	(5)	(2)	(14)	-313%	(17)	-1088%
Operating expenses	(106)	(96)	(87)	(10)	-10%	(19)	-22%
(Loss) income before income taxes	$(40)	$16	$29	$(56)	-347%	$(68)	-239%

Select Average Balances
Average loans(1)	$6,711	$6,813	$7,141	$(102)	-1%	$(430)	-6%
Average earning assets	$6,904	$7,093	$7,515	$(189)	-3%	$(611)	-8%
Statistical Data
Pre-tax ROAEA	-2.30%	0.91%	1.52%	-3.21%		-3.82%
Net finance margin	6.27%	6.27%	5.54%	0.00%		0.73%
New business volume	$223	$150	$286	$74	49%	$(63)	-22%
Net efficiency ratio	118.9%	78.3%	70.4%	-40.6%		-48.5%

(1) Amounts include held for sale.

* Certain balances may not sum due to rounding.

Segment Financial Results

Pre-tax earnings in the Consumer Banking segment, excluding aggregate charges of $42 million in noteworthy items in the current quarter was $2 million, a decrease of $14 million compared to the prior quarter. The decrease was primarily due to lower purchase accounting accretion in the LCM portfolio and higher advertising and marketing expenses to drive growth in consumer deposits. Pre-tax earnings excluding noteworthy items compared to the year-ago quarter decreased $21 million, primarily due to higher advertising and marketing expenses.

In connection with the Financial Freedom Transaction (See Discontinued Operations on page 15), we agreed to sell approximately $900 million of reverse mortgage loans, including OREO, as of Sept. 30, 2017. The reverse mortgage loans are within the LCM portfolio of Consumer Banking.

Net Finance Revenue and Margin

Net finance revenue of $108 million decreased slightly from the prior quarter, as the benefit in interest expense received from the other segments for the value of the excess deposits Consumer Banking generates was offset by lower interest income from a decline in purchase accounting accretion. Compared to the year ago quarter, net finance revenue increased slightly from an increase in interest expense received from the other segments for the value of the excess deposits Consumer Banking generates, partially offset by a decline in interest income from run-off in the LCM portfolio, lower purchase accounting accretion and higher negative interest income on the indemnification asset.

Average Loans

Average loans, including held for sale, totaled $6.7 billion, down 1% from the prior quarter due to run-off of the LCM portfolio, partially offset by new business volume in the Other Consumer Banking division. The LCM portfolio made up $4.5 billion of the balance as of Sept. 30, 2017, with a significant portion covered by loss sharing agreements with the FDIC. The benefit of these agreements is recorded within the indemnification asset.

Other Non-interest Income

Other non-interest income included $27 million of charges in noteworthy items in the current quarter and a $5 million net gain from the sale of loans related to the IndyMac venture in noteworthy items in the year-ago quarter. Excluding noteworthy items, other non-interest income was essentially flat compared to the prior and year-ago quarter.

Operating Expenses

Operating expenses increased compared to the prior and year-ago quarters, primarily driven by higher advertising and marketing expenses.

Asset Quality

Excluding a $15 million charge-off related to the Financial Freedom Transaction, the provision for credit losses was essentially unchanged compared to the prior and year-ago quarters. Non-accrual loans were $19 million (0.33% of loans) at Sept. 30, 2017, down slightly from $20 million (0.29% of loans) at June 30, 2017, and up from $14 million (0.20% of loans) at Sept. 30, 2016, essentially all of which are in the LCM portfolio. Certain LCM loans are subject to loss sharing agreements with the FDIC, under which CIT may be reimbursed for a portion of future losses.

Non-Strategic Portfolios (NSP):

The pre-tax loss in NSP was $3 million, compared to a pre-tax loss of $0.4 million in the prior quarter and pre-tax income of $8.0 million in the year-ago quarter, mainly from higher operating costs, partially offset by higher other income, related to winding down our international locations.

Assets held for sale at Sept. 30, 2017, was $88 million, all related to our business in China, down from $115 million at June 30, 2017, and $1.0 billion at Sept. 30, 2016.

Corporate & Other:

Certain items are not allocated to operating segments and are included in Corporate & Other, including interest expense related to corporate liquidity, mark-to-market on certain derivatives, restructuring charges, certain legal costs and other operating expenses. In addition, certain costs associated with debt redemptions are maintained at Corporate.

The pretax loss of $47 million, $214 million and $41 million in the current, prior and year-ago quarters, respectively, include debt extinguishment costs of $54 million, $165 million and $5 million, respectively. Excluding the debt extinguishment costs, pre-tax income was $6 million in the current quarter, while the prior quarter and year-ago quarter had pre-tax losses of $49 million and $36 million, respectively. Net finance revenue improved from the prior quarter, which was impacted by interest expense attributable to the timing of the receipt of the Commercial Air sale proceeds and debt redemptions, which more than offset an increase in interest income from the higher cash balances. Other non-interest income increased $6 million from the prior quarter, driven by higher investment securities gains, and increased from the year-ago quarter, which included a mark-to-market charge of $20 million on the total return swap that offset a benefit of $10 million on MBS securities carried at fair value. Operating expenses in the current quarter benefitted from lower professional fees and lower FDIC insurance expense. Additionally operating expenses included $3 million in restructuring charges, compared to $3 million in the prior quarter and $2 million in the year-ago quarter.

Discontinued Operations:

Discontinued operations at the end of the third quarter consisted of our Business Air portfolio and Financial Freedom. The loss from Discontinued Operations, excluding noteworthy items, was $1 million, primarily driven by an increase in the servicing-related contingent liability in Financial Freedom. On Oct. 6, 2017, we announced an agreement to sell Financial Freedom. The transaction is expected to close in the second quarter of 2018 and is subject to certain regulatory and investor approvals and other customary closing conditions.

Prior quarter income from discontinued operations was $115 million, including income of $105 million from Commercial Air, reflecting the gain on sale of the business, and $10 million from Financial Freedom. Income from Financial Freedom in the prior quarter was driven by a $12 million net release of servicing-related reserves, partially offset by an impairment charge related to mortgage servicing rights. The year-ago quarter income of $37 million was driven by $67 million in Commercial Air and Business Air, which offset a loss in Financial Freedom of $30 million that was primarily due to an impairment charge related to the mortgage servicing rights liability.

Business Air loans and leases totaled $218 million at Sept. 30, 2017, down from $249 million at June 30, 2017, and $590 million at Sept. 30, 2016.

Financial Freedom loans totaled $300 million at Sept. 30, 2017, compared to $328 million at June 30, 2017, and $393 million at Sept. 30, 2016.

Conference Call and Webcast

The Company will host a conference call today, October 24, 2017, to discuss its third quarter 2017 results. All interested parties are welcome to participate. An investor presentation will accompany the conference call and be available prior to the start of the conference call at the Investor Relations page of CIT's website at cit.com/investor under Presentations & Events.

Conference call details:

Time:	8:00 am (Eastern Time)
Dial-in:	(888) 317-6003 for U.S. callers
(866) 284-3684 for Canadian callers
(412) 317-6061 for international callers
Conference ID 3838373

The conference call will also be webcast, which can be accessed from the Investor Relations page of CIT's website at cit.com/investor under Presentations & Events.

A replay of the conference call will be available beginning shortly after the end of the call through December 1, 2017, by dialing (877) 344-7529 for U.S. callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for international callers and using conference ID 10113353, or at cit.com/investor under Presentations & Events.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with approximately $50 billion in assets as of Sept. 30, 2017. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information visit cit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT (i) is unsuccessful in implementing its strategy and business plan, (ii) is unable to react to and address key business and regulatory issues, (iii) is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, and (iv) becomes subject to liquidity constraints and higher funding costs.  We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue, net operating lease revenue and average earning assets are non-GAAP measurements used by management to gauge portfolio performance. Operating expenses excluding restructuring costs and intangible amortization is a non-GAAP measurement used by management to compare period over period expenses. Net efficiency ratio measures operating expenses (net of restructuring costs and intangible amortization) to our level of total net revenues. Total assets from continuing operations is a non-GAAP measurement used by management to analyze the total asset change on a more consistent basis. Tangible book value and tangible book value per common share are non-GAAP metrics used to analyze banks. Net income excluding noteworthy items, income from continuing operations excluding noteworthy items, and Return of Tangible Common Equity excluding noteworthy items are non-GAAP measures used by management. The Company believes that adjusting for these items provides a measure of the underlying performance of the Company and of continuing operations.

###

CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
Gina Proia	Barbara Callahan
(212) 771-6008 Gina.Proia@cit.com	(973) 740-5058 Barbara.Callahan@cit.com

CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(dollars in millions, except per share data)

	Quarters Ended
	September 30,	June 30,	September 30,	Nine Months Ended September 30,
	2017	2017	2016	2017	2016

Interest income
Interest and fees on loans	$403.5	$421.3	$443.8	$1,236.9	$1,343.4
Other interest and dividends	50.5	56.9	31.9	151.0	93.9
Total interest income	454.0	478.2	475.7	1,387.9	1,437.3
Interest expense
Interest on borrowings	(84.1)	(114.6)	(88.8)	(267.8)	(276.5)
Interest on deposits	(92.6)	(94.6)	(99.4)	(281.2)	(298.3)
Total interest expense	(176.7)	(209.2)	(188.2)	(549.0)	(574.8)
Net interest revenue	277.3	269.0	287.5	838.9	862.5
Provision for credit losses	(30.1)	(4.4)	(45.1)	(84.2)	(157.9)
Net interest revenue, after credit provision	247.2	264.6	242.4	754.7	704.6
Non-interest income
Rental income on operating lease equipment	252.3	251.2	254.3	754.8	779.4
Other non-interest income	63.3	84.6	83.6	227.0	268.2
Total non-interest income	315.6	335.8	337.9	981.8	1,047.6
Non-interest expenses
Depreciation on operating lease equipment	(71.1)	(77.4)	(66.9)	(222.0)	(191.3)
Maintenance and other operating lease expenses	(57.9)	(53.3)	(56.6)	(165.0)	(156.1)
Operating expenses	(277.3)	(295.6)	(302.9)	(884.5)	(942.3)
Loss on debt extinguishment and deposit redemption	(53.5)	(164.8)	(5.2)	(218.3)	(9.2)
Total non-interest expenses	(459.8)	(591.1)	(431.6)	(1,489.8)	(1,298.9)
Income from continuing operations before benefit (provision) for income taxes	103.0	9.3	148.7	246.7	453.3
Benefit (provision) for income taxes	119.8	31.9	(54.5)	95.5	(210.1)
Income from continuing operations	222.8	41.2	94.2	342.2	243.2
Discontinued operations
Income (loss) from discontinued operations, net of taxes	(1.9)	8.3	37.3	95.4	51.3
Gain (loss) on sale of discontinued operations, net of taxes	(1.3)	107.2	-	118.6	-
Income (loss) from discontinued operations, net of taxes	(3.2)	115.5	37.3	214.0	51.3
Net income	$219.6	$156.7	$131.5	$556.2	$294.5

Basic income per common share
Income from continuing operations	$1.66	$0.23	$0.47	$1.98	$1.21
Income (loss) from discontinued operations, net of taxes	(0.02)	0.63	0.18	1.24	0.25
Basic income per common share	$1.64	$0.86	$0.65	$3.22	$1.46
Average number of common shares - basic (thousands)	133,916	182,347	202,036	172,682	201,775

Diluted income per common share
Income from continuing operations	$1.64	$0.22	$0.47	$1.96	$1.21
Income (loss) from discontinued operations, net of taxes	(0.03)	0.63	0.18	1.23	0.25
Diluted income per common share	$1.61	$0.85	$0.65	$3.19	$1.46
Average number of common shares - diluted (thousands)	136,126	183,796	202,755	174,201	202,388

19

CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(dollars in millions, except per share data)

	September 30,	June 30,	December 31,	September 30,
	2017*	2017	2016	2016

Assets
Total cash and deposits	$3,112.3	$5,337.9	$6,430.6	$6,752.5
Investment securities	5,744.8	5,530.0	4,491.1	3,592.4
Assets held for sale	2,162.0	1,324.8	636.0	1,406.7

Loans	28,505.3	29,031.7	29,535.9	29,897.0
Allowance for loan losses	(419.5)	(426.0)	(432.6)	(415.0)
Loans, net of allowance for loan losses	28,085.8	28,605.7	29,103.3	29,482.0

Operating lease equipment, net	6,724.2	6,736.0	7,486.1	7,383.1
Goodwill	625.5	625.5	685.4	1,043.7
Bank owned life insurance	651.8	-	-	-
Other assets	1,667.1	1,688.1	2,117.0	3,347.3
Assets of discontinued operations	562.0	630.9	13,220.7	12,973.4
Total assets	$49,335.5	$50,478.9	$64,170.2	$65,981.1

Liabilities
Deposits	$29,594.7	$30,925.0	$32,304.3	$32,851.7
Credit balances of factoring clients	1,698.5	1,405.3	1,292.0	1,228.9
Other liabilities	1,496.1	1,567.9	1,897.6	1,623.3
Borrowings
Unsecured borrowings	3,748.0	4,545.1	10,599.0	10,595.1
Structured financings	1,637.7	1,680.8	1,925.7	1,650.7
FHLB advances	3,145.5	2,395.5	2,410.8	2,438.2
Total borrowings	8,531.2	8,621.4	14,935.5	14,684.0
Liabilities of discontinued operations	563.7	607.8	3,737.7	4,388.3
Total liabilities	41,884.2	43,127.4	54,167.1	54,776.2
Equity
Stockholders' equity
Preferred stock	325.0	325.0	-	-

Common stock	2.1	2.1	2.1	2.1
Paid-in capital	8,787.1	8,711.8	8,765.8	8,758.2
Retained earnings	2,025.8	1,826.9	1,553.0	2,726.3
Accumulated other comprehensive loss	(73.3)	(88.4)	(140.1)	(104.2)
Treasury stock, at cost	(3,615.4)	(3,426.2)	(178.1)	(178.0)
Total common stockholders' equity	7,126.3	7,026.2	10,002.7	11,204.4
Noncontrolling interests	-	0.3	0.4	0.5
Total equity	7,451.3	7,351.5	10,003.1	11,204.9
Total liabilities and equity	$49,335.5	$50,478.9	$64,170.2	$65,981.1

Book Value Per Common Share
Book value per common share	$54.25	$51.88	$49.50	$55.45
Tangible book value per common share	$48.58	$46.34	$45.41	$49.56
Outstanding common shares (in thousands)	131,371	135,419	202,088	202,047

* Preliminary

20

CIT GROUP INC. AND SUBSIDIARIES

Average Balances and Rates

(dollars in millions)

	Quarters Ended
	September 30, 2017		June 30, 2017		September 30, 2016
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Assets
Interest-bearing deposits	$3,873.9	1.29%	$9,510.5	1.00%	$6,368.9	0.56%
Investments	5,796.3	2.62%	5,016.1	2.64%	3,411.2	2.70%
Loans and loans held for sale (net of credit balances of factoring clients)
U.S.	27,613.6	5.96%	27,998.0	6.06%	29,116.6	5.81%
Non-U.S.	179.5	13.01%	259.0	10.61%	1,122.7	9.05%
Total loans	27,793.1	6.00%	28,257.0	6.10%	30,239.3	5.92%
Total interest earning assets	37,463.3	4.99%	42,783.6	4.56%	40,019.4	4.80%
Operating lease equipment, net (including held for sale)
U.S.	6,061.5	6.23%	6,026.0	6.44%	5,934.2	6.99%
Non-U.S.	1,736.1	6.72%	1,586.2	5.92%	1,400.9	7.79%
Total operating leases, net	7,797.6	6.34%	7,612.2	6.33%	7,335.1	7.15%
Indemnification assets	193.3	-28.14%	280.0	-13.84%	374.2	-4.49%
Average earning assets ("AEA")	45,454.2	5.08%	50,675.8	4.73%	47,728.7	5.08%
Non-interest earning assets
Cash and due from banks	522.5		647.2		832.7
Allowance for loan losses	(421.7)		(439.9)		(398.1)
All other non-interest-bearing assets	2,330.5		2,124.6		4,156.5
Assets of discontinued operations	591.5		1,108.1		12,972.8
Total Average Assets	$48,477.0		$54,115.8		$65,292.6
Liabilities
Borrowings
Deposits	$28,820.2	1.29%	$30,222.9	1.25%	$31,732.9	1.25%
Borrowings	8,591.6	3.92%	10,702.5	4.28%	15,221.7	2.33%
Total interest-bearing liabilities	37,411.8	1.89%	40,925.4	2.04%	46,954.6	1.60%
Non-interest bearing deposits	1,495.9		1,411.2		1,184.8
Other non-interest-bearing liabilities	1,582.3		1,609.1		1,605.2
Liabilities of discontinued operations	579.6		904.8		4,368.8
Noncontrolling interests	0.2		0.3		0.5
Stockholders' equity	7,407.2		9,265.0		11,178.7
Total Average Liabilities and Shareholders' Equity	$48,477.0		$54,115.8		$65,292.6

	Nine Months Ended
	September 30, 2017		September 30, 2016
Assets
Interest-bearing deposits	$6,265.5	1.04%	$6,612.1	0.52%
Investments	5,105.3	2.67%	3,173.6	2.87%
Loans and loans held for sale (net of credit balances of factoring clients)
U.S.	27,960.2	5.91%	29,361.8	5.83%
Non-U.S.	299.4	13.03%	1,199.3	8.47%
Total loans	28,259.6	5.98%	30,561.1	5.93%
Total interest earning assets	39,630.4	4.77%	40,346.8	4.80%
Operating lease equipment, net (including held for sale)
U.S.	6,045.8	6.46%	5,804.3	7.98%
Non-U.S.	1,591.3	6.28%	1,367.2	8.26%
Total operating leases, net	7,637.1	6.42%	7,171.5	8.03%
Indemnification assets	268.2	-15.44%	381.7	-5.56%
Average earning assets ("AEA")	47,535.7	4.92%	47,900.0	5.20%
Non-interest earning assets
Cash and due from banks	647.3		905.6
Allowance for loan losses	(431.6)		(382.2)
All other non-interest-bearing assets	2,279.9		4,236.9
Assets of discontinued operations	4,837.7		12,968.7
Total Average Assets	$54,869.0		$65,629.0
Liabilities
Borrowings
Deposits	$29,952.9	1.25%	$31,725.2	1.25%
Borrowings	11,351.1	3.15%	15,725.3	2.34%
Total interest-bearing liabilities	41,304.0	1.77%	47,450.5	1.62%
Non-interest-bearing deposits	1,437.2		1,125.8
Other non-interest bearing liabilities	1,642.7		1,629.0
Liabilities of discontinued operations	1,560.3		4,288.5
Noncontrolling interests	0.3		0.5
Stockholders' equity	8,924.5		11,134.7
Total Average Liabilities and Shareholders' Equity	$54,869.0		$65,629.0

21

CIT GROUP INC. AND SUBSIDIARIES

Select Accounts

(dollars in millions)

	Quarters Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
OTHER NON-INTEREST INCOME
Fee revenues	$ 26.2	$ 28.2	$ 28.9	$ 83.3	$ 84.8
Factoring commissions	27.0	23.1	28.8	76.2	79.3
Gains on sales of leasing equipment	12.2	14.0	12.5	34.7	40.6
Gains on investments	10.0	4.7	10.3	18.8	12.6
Gains on loan and portfolio sales	3.6	7.4	3.5	15.8	11.4
(Loss) gain on OREO	(3.9)	2.3	3.7	(0.3)	8.8
Net gains (losses) on derivatives and foreign currency exchange	0.9	(1.8)	(16.1)	(12.2)	3.9
Impairment on assets	(21.5)	(1.9)	(3.5)	(25.1)	(36.6)
Other revenues	8.8	8.6	15.5	35.8	63.4
Total other non-interest income	$ 63.3	$ 84.6	$ 83.6	$ 227.0	$ 268.2

OPERATING EXPENSES
Compensation and benefits	$ (139.0)	$ (145.4)	$ (147.6)	$ (427.7)	$ (452.1)
Technology	(30.6)	(33.9)	(32.4)	(97.2)	(93.7)
Professional fees	(32.1)	(31.6)	(42.9)	(103.5)	(117.2)
Insurance	(18.5)	(24.9)	(23.8)	(69.0)	(77.4)
Net occupancy expense	(16.1)	(15.1)	(17.4)	(51.1)	(52.4)
Advertising and marketing	(13.6)	(10.4)	(4.6)	(29.4)	(14.2)
Other expenses	(18.3)	(24.7)	(25.5)	(66.9)	(83.8)
Operating expenses, excluding restructuring costs and intangible asset amortization	(268.2)	(286.0)	(294.2)	(844.8)	(890.8)
Intangible asset amortization	(6.2)	(6.2)	(6.4)	(18.6)	(19.2)
Restructuring costs	(2.9)	(3.4)	(2.3)	(21.1)	(32.3)
Total operating expenses	$ (277.3)	$ (295.6)	$ (302.9)	$ (884.5)	$ (942.3)

	September 30,	June 30,	December 31,	September 30,
	2017*	2017	2016	2016
TOTAL CASH AND INVESTMENT SECURITIES
Cash and deposits	$ 3,112.3	$ 5,337.9	$ 6,430.6	$ 6,752.5
Investment securities	5,744.8	5,530.0	4,491.1	3,592.4
Total cash and investment securities	$ 8,857.1	$ 10,867.9	$ 10,921.7	$ 10,344.9

OTHER ASSETS
Tax credit investments and investments in unconsolidated subsidiaries	$ 265.6	$ 265.8	$ 220.2	$ 177.5
Counterparty receivables	263.8	302.6	437.3	700.1
Current and deferred federal and state tax assets	195.4	68.5	201.3	1,056.0
Property, furniture and fixtures	178.9	184.6	191.1	185.5
Indemnification assets	171.8	208.5	341.4	362.4
Intangible assets	119.1	125.4	140.7	147.6
Other	472.5	532.7	585.0	718.2
Total other assets	$ 1,667.1	$ 1,688.1	$ 2,117.0	$ 3,347.3

OTHER LIABILITIES
Accrued expenses and accounts payable	$ 530.9	$ 500.3	$ 580.4	$ 535.5
Current and deferred taxes payable	229.7	248.8	250.6	232.2
Fair value of derivative financial instruments	80.2	115.2	69.0	154.6
Accrued interest payable	59.8	97.0	181.2	141.8
Other liabilities	595.5	606.6	816.4	559.2
Total other liabilities	$ 1,496.1	$ 1,567.9	$ 1,897.6	$ 1,623.3

* Preliminary

22

CIT GROUP INC. AND SUBSIDIARIES

Loans and Leases

(dollars in millions)

	September 30,	June 30,	December 31,	September 30,
	2017	2017	2016	2016
Commercial Banking
Commercial Finance
Loans	$9,316.9	$9,440.5	$9,923.9	$10,363.6
Assets held for sale	79.5	114.4	351.4	351.6
Total loans and leases	9,396.4	9,554.9	10,275.3	10,715.2
Rail
Loans	81.9	83.5	103.7	106.2
Operating lease equipment, net	6,267.4	6,298.2	7,117.1	7,034.5
Assets held for sale	1,128.0	1,039.4	0.3	0.4
Total loans and leases	7,477.3	7,421.1	7,221.1	7,141.1
Real Estate Finance
Loans	5,563.2	5,601.2	5,566.6	5,417.4
Assets held for sale	0.8	-	-	-
Total loans and leases	5,564.0	5,601.2	5,566.6	5,417.4
Business Capital
Loans	7,730.6	7,216.0	6,968.1	6,893.7
Operating lease equipment, net	456.8	437.8	369.0	348.6
Assets held for sale	-	-	6.0	8.9
Total loans and leases	8,187.4	7,653.8	7,343.1	7,251.2
Total Segment
Loans	22,692.6	22,341.2	22,562.3	22,780.9
Operating lease equipment, net	6,724.2	6,736.0	7,486.1	7,383.1
Assets held for sale	1,208.3	1,153.8	357.7	360.9
Total loans and leases	30,625.1	30,231.0	30,406.1	30,524.9

Consumer Banking
Legacy Consumer Mortgages
Loans	3,503.1	4,503.1	4,829.9	4,998.2
Assets held for sale	862.1	52.4	32.8	32.8
Total loans	4,365.2	4,555.5	4,862.7	5,031.0
Other Consumer Banking
Loans	2,309.6	2,187.4	2,143.7	2,117.9
Assets held for sale	3.8	4.0	35.4	8.9
Total loans	2,313.4	2,191.4	2,179.1	2,126.8
Total Segment
Loans	5,812.7	6,690.5	6,973.6	7,116.1
Assets held for sale	865.9	56.4	68.2	41.7
Total loans	6,678.6	6,746.9	7,041.8	7,157.8
Non-Strategic Portfolios
Assets held for sale	87.8	114.6	210.1	1,004.1
Total loans and leases	87.8	114.6	210.1	1,004.1

Total loans	28,505.3	29,031.7	29,535.9	29,897.0
Total operating lease equipment, net	6,724.2	6,736.0	7,486.1	7,383.1
Total assets held for sale	2,162.0	1,324.8	636.0	1,406.7
Total loans and leases	$37,391.5	$37,092.5	$37,658.0	$38,686.8

23

CIT GROUP INC. AND SUBSIDIARIES

Credit Metrics

(dollars in millions)

	Quarters Ended
	September 30, 2017		June 30, 2017		September 30, 2016
Gross Charge-offs to Average Loans
Commercial Banking	$27.7	0.49%	$32.3	0.57%	$27.7	0.48%
Consumer Banking	20.5	1.27%	0.9	0.05%	0.7	0.04%
Total CIT	$48.2	0.67%	$33.2	0.45%	$28.4	0.38%

	Nine Months Ended September 30,
	2017		2016
Commercial Banking(1)	$92.4	0.54%	$101.8	0.58%
Consumer Banking	22.0	0.44%	1.9	0.05%
Total CIT	$114.4	0.52%	$103.7	0.46%

	Quarters Ended
	September 30, 2017		June 30, 2017		September 30, 2016
Net Charge-offs to Average Loans
Commercial Banking	$21.7	0.39%	$27.0	0.48%	$21.5	0.38%
Consumer Banking	20.0	1.24%	0.7	0.04%	(0.1)	-0.01%
Non-Strategic Portfolios	-	-	-	-	(0.1)	NA
Total CIT	$41.7	0.58%	$27.7	0.38%	$21.3	0.28%

	Nine Months Ended September 30,
	2017		2016
Commercial Banking(1)	$76.1	0.45%	$88.3	0.51%
Consumer Banking	20.8	0.41%	(0.6)	-0.01%
Non-Strategic Portfolios	-	-	(0.1)	NA
Total CIT	$96.9	0.44%	$87.6	0.38%
Non-accruing Loans to Loans(1)	September 30, 2017		June 30, 2017		December 31, 2016		September 30, 2016
Commercial Banking	$240.5	1.06%	$229.2	1.03%	$250.9	1.11%	$229.3	1.01%
Consumer Banking	19.3	0.33%	19.5	0.29%	17.4	0.25%	14.0	0.20%
Non-Strategic Portfolios	4.8	NA	8.1	NA	10.3	NA	40.0	NA
Total CIT	$264.6	0.93%	$256.8	0.88%	$278.6	0.94%	$283.3	0.95%

PROVISION AND ALLOWANCE COMPONENTS
	Provision for Credit Losses
	Quarters Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Specific allowance - impaired loans	$2.3	$(5.6)	$8.5	$6.3	$21.7
Non-specific allowance	27.8	10.0	36.6	77.9	136.2
Totals	$30.1	$4.4	$45.1	$84.2	$157.9

	Allowance for Loan Losses
	September 30,	June 30,	December 31,	September 30,
	2017	2017	2016	2016
Specific allowance - impaired loans	$35.6	$33.4	$33.7	$33.8
Non-specific allowance	383.9	392.6	398.9	381.2
Totals	$419.5	$426.0	$432.6	$415.0

Allowance for loan losses as a percentage of total loans	1.47%	1.47%	1.46%	1.39%
Allowance for loan losses as a percent of loans/Commercial	1.73%	1.78%	1.81%	1.74%

1) Non-accrual loans include loans held for sale. NSP non-accrual loans reflected loans held for sale; since portfolio loans were insignificant, no % is displayed.

24

CIT GROUP INC. AND SUBSIDIARIES

Segment Results

(dollars in millions)

	Quarters Ended
	September 30,	June 30,	September 30,	Nine Months Ended September 30,
	2017	2017	2016	2017	2016
Commercial Banking
Total interest income	$309.4	$316.6	$318.6	$933.5	$965.9
Total interest expense	(131.3)	(127.8)	(131.8)	(378.9)	(392.2)
Provision for credit losses	(11.1)	0.2	(43.6)	(60.1)	(152.2)
Rental income on operating leases	252.3	251.2	250.4	754.8	767.8
Other non-interest income	70.9	74.8	76.2	218.0	202.2
Depreciation on operating lease equipment	(71.1)	(77.4)	(66.9)	(222.0)	(191.3)
Maintenance and other operating lease expenses	(57.9)	(53.3)	(56.6)	(165.0)	(156.1)
Operating expenses	(168.6)	(176.5)	(193.0)	(523.8)	(578.4)
Income before provision for income taxes	$192.6	$207.8	$153.3	$556.5	$465.7
Funded new business volume	$2,044.0	$2,046.3	$2,157.5	$5,705.7	$6,174.0
Average Earning Assets	$29,011.1	$29,158.6	$29,777.1	$29,161.9	$29,844.4
Average Operating Leases (includes HFS)	$7,797.6	$7,612.2	$7,283.7	$7,637.1	$7,119.5
Average Loans (includes HFS, and net of credit balances)	$20,977.7	$21,304.4	$22,097.1	$21,280.3	$22,284.3
Consumer Banking
Total interest income	$92.2	$101.6	$105.1	$293.8	$313.9
Total interest benefit (expense)	16.0	9.6	(1.0)	32.1	(13.8)
Provision for credit losses	(19.0)	(4.6)	(1.6)	(24.1)	(5.8)
Other non-interest income	(22.7)	5.7	13.1	(9.1)	33.0
Operating expenses	(106.2)	(96.2)	(87.1)	(298.0)	(258.2)
Income (loss) before income taxes	$(39.7)	$16.1	$28.5	$(5.3)	$69.1
Funded new business volume	$223.2	$149.6	$286.3	$527.5	$762.0
Average Earning Assets	$6,904.3	$7,092.8	$7,515.4	$7,101.0	$7,554.5
Average Loans (includes HFS)	$6,711.0	$6,812.8	$7,141.2	$6,832.7	$7,172.8
Non-Strategic Portfolios
Total interest income	$4.6	$6.2	$22.7	$17.8	$70.9
Total interest expense	(3.0)	(5.0)	(12.7)	(13.0)	(41.0)
Rental income on operating leases	-	-	3.9	-	11.6
Other non-interest income	4.9	0.2	4.9	2.2	26.1
Provision for credit losses	-	-	0.1	-	0.1
Operating expenses	(9.2)	(1.8)	(11.2)	(13.0)	(35.4)
(Loss) income before income taxes	$(2.7)	$(0.4)	$7.7	$(6.0)	$32.3
Funded new business volume	$-	$-	$45.7	$-	$151.1
Average Earning Assets	$226.9	$319.5	$1,282.7	$307.7	$1,397.6

Corporate and Other
Total interest income	$47.8	$53.8	$29.3	$142.8	$86.6
Total interest expense	(58.4)	(86.0)	(42.7)	(189.2)	(127.8)
Other non-interest income	10.2	3.9	(10.6)	15.9	6.9
Depreciation on operating lease equipment	-	-	-		-
Operating expenses and loss on debt extinguishment and deposit redemption	(46.8)	(185.9)	(16.8)	(268.0)	(79.5)
Loss before income taxes	$(47.2)	$(214.2)	$(40.8)	$(298.5)	$(113.8)
Average Earning Assets	$9,311.9	$14,104.9	$9,153.5	$10,965.1	$9,103.5
Total CIT
Total interest income	$454.0	$478.2	$475.7	$1,387.9	$1,437.3
Total interest expense	(176.7)	(209.2)	(188.2)	(549.0)	(574.8)
Provision for credit losses	(30.1)	(4.4)	(45.1)	(84.2)	(157.9)
Rental income on operating leases	252.3	251.2	254.3	754.8	779.4
Other non-interest income	63.3	84.6	83.6	227.0	268.2
Depreciation on operating lease equipment	(71.1)	(77.4)	(66.9)	(222.0)	(191.3)
Maintenance and other operating lease expenses	(57.9)	(53.3)	(56.6)	(165.0)	(156.1)
Operating expenses and loss on debt extinguishment and deposit redemption	(330.8)	(460.4)	(308.1)	(1,102.8)	(951.5)
Income from continuing operations before income taxes	$103.0	$9.3	$148.7	$246.7	$453.3
Funded new business volume	$2,267.2	$2,195.9	$2,489.5	$6,233.2	$7,087.1
Average Earning Assets	$45,454.2	$50,675.8	$47,728.7	$47,535.7	$47,900.0

25

CIT GROUP INC. AND SUBSIDIARIES

Segment Margin

(dollars in millions)

	Quarters Ended
	September 30,	June 30,	September 30,	Nine Months Ended September 30,
	2017	2017	2016	2017	2016
Commercial Banking
Total Segment
AEA	$29,011.1	$29,158.6	$29,777.1	$29,161.9	$29,844.4
Net Finance Revenue	301.4	309.3	313.7	922.4	994.1
Gross Yield	7.74%	7.79%	7.64%	7.72%	7.75%
Net Finance Margin	4.16%	4.24%	4.21%	4.22%	4.44%
Average Earning Assets (AEA)
Commercial Finance	$9,541.0	$9,858.1	$11,085.4	$9,876.8	$11,497.4
Rail	7,542.7	7,393.3	7,164.1	7,421.2	7,025.5
Real Estate Finance	5,599.0	5,646.0	5,506.7	5,598.5	5,430.9
Business Capital	6,328.4	6,261.2	6,020.9	6,265.4	5,890.6
Net Finance Revenue
Commercial Finance	$94.8	$100.9	$108.5	$293.5	$337.2
Rail	80.9	77.6	77.5	240.3	271.7
Real Estate Finance	50.7	52.3	51.4	151.2	157.6
Business Capital	75.0	78.5	76.3	237.4	227.6
Gross Yield
Commercial Finance	5.58%	5.61%	5.35%	5.44%	5.30%
Rail	11.44%	11.70%	12.38%	11.70%	13.08%
Real Estate Finance	5.32%	5.34%	5.13%	5.19%	5.25%
Business Capital	8.75%	8.80%	8.54%	8.85%	8.44%
Net Finance Margin
Commercial Finance	3.97%	4.09%	3.92%	3.96%	3.91%
Rail	4.29%	4.20%	4.33%	4.32%	5.16%
Real Estate Finance	3.62%	3.71%	3.73%	3.60%	3.87%
Business Capital	4.74%	5.02%	5.07%	5.05%	5.15%

Consumer Banking
Total Segment
AEA	$6,904.3	$7,092.8	$7,515.4	$7,101.0	$7,554.5
Net Finance Revenue	108.2	111.2	104.1	325.9	300.1
Gross Yield	5.34%	5.73%	5.59%	5.52%	5.54%
Net Finance Margin	6.27%	6.27%	5.54%	6.12%	5.30%
Average Earning Assets (AEA)
Other Consumer Banking	$2,240.2	$2,168.0	$2,034.7	$2,196.2	$1,910.4
Legacy Consumer Mortgages	4,664.1	4,924.8	5,480.7	4,904.8	5,644.1
Net Finance Revenue
Other Consumer Banking	$58.4	$52.5	$40.3	$157.5	$111.1
Legacy Consumer Mortgages	49.8	58.7	63.8	168.4	189.0
Gross Yield
Other Consumer Banking	3.49%	3.56%	3.54%	3.50%	3.62%
Legacy Consumer Mortgages	6.23%	6.68%	6.35%	6.42%	6.19%
Net Finance Margin
Other Consumer Banking	10.43%	9.69%	7.92%	9.56%	7.75%
Legacy Consumer Mortgages	4.27%	4.77%	4.66%	4.58%	4.46%

Non-Strategic Portfolios
AEA	$226.9	$319.5	$1,282.7	$307.7	$1,397.6
Net Finance Revenue	1.6	1.2	13.9	4.8	41.5
Gross Yield	8.11%	7.76%	8.30%	7.71%	7.87%
Net Finance Margin	2.82%	1.50%	4.33%	2.08%	3.96%

Gross Yield includes interest income and rental income as a % of AEA.

Net Finance Margin (NFM) reflects Net Finance Revenue divided by AEA.

26

CIT GROUP INC. AND SUBSIDIARIES

Non-GAAP Disclosures

(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	Quarters Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
Total Net Revenues(1)	2017	2017	2016	2017	2016
Interest income	$454.0	$478.2	$475.7	$1,387.9	$1,437.3
Rental income on operating lease equipment	252.3	251.2	254.3	754.8	779.4
Finance revenue (Non-GAAP)	706.3	729.4	730.0	2,142.7	2,216.7
Interest expense	(176.7)	(209.2)	(188.2)	(549.0)	(574.8)
Depreciation on operating lease equipment	(71.1)	(77.4)	(66.9)	(222.0)	(191.3)
Maintenance and other operating lease expenses	(57.9)	(53.3)	(56.6)	(165.0)	(156.1)
Net finance revenue (NFR) (Non-GAAP)	400.6	389.5	418.3	1,206.7	1,294.5
Other non-interest income	63.3	84.6	83.6	227.0	268.2
Total net revenues (Non-GAAP)	$463.9	$474.1	$501.9	$1,433.7	$1,562.7

NFR (Non-GAAP)	$400.6	$389.5	$418.3	$1,206.7	$1,294.5
Suspended depreciation on assets HFS	(7.8)	-	-	(7.8)	-
Excess interest costs over interest income from Commercial Air proceeds usage	-	23.4	-	23.4	-
Interest on excess cash	-	(9.1)	-	(9.1)	-
Adjusted NFR (Non-GAAP)	$392.8	$403.8	$418.3	$1,213.2	$1,294.5
NFR as a % of AEA	3.53%	3.07%	3.51%	3.38%	3.60%
NFR as a % of AEA, adjusted for noteworthy items	3.46%	3.44%	3.51%	3.49%	3.60%

Net Operating Lease Revenues(2)
Rental income on operating leases	$252.3	$251.2	$254.3	$754.8	$779.4
Depreciation on operating lease equipment	(71.1)	(77.4)	(66.9)	$(222.0)	$(191.3)
Maintenance and other operating lease expenses	(57.9)	(53.3)	(56.6)	$(165.0)	$(156.1)
Net operating lease revenue (Non-GAAP)	$123.3	$120.5	$130.8	$367.8	$432.0
	At or for the Quarters Ended				Nine Months Ended September 30,
	September 30,	June 30,	December 31,	September 30,
Period End Earning Assets(3)	2017	2017	2016	2016	2017	2016
Loans	$28,505.3	$29,031.7	$29,535.9	$29,897.0
Operating lease equipment, net	6,724.2	6,736.0	7,486.1	7,383.1
Assets held for sale	2,162.0	1,324.8	636.0	1,406.7
Credit balances of factoring clients	(1,698.5)	(1,405.3)	(1,292.0)	(1,228.9)
Interest-bearing cash	2,658.9	4,739.0	5,608.5	5,936.0
Investment securities	5,744.8	5,530.0	4,491.1	3,592.4
Indemnification assets	171.8	208.5	341.4	362.4
Total earning assets (Non-GAAP)	$44,268.5	$46,164.7	$46,807.0	$47,348.7
Average Earning Assets (for the respective periods) (Non-GAAP)	$45,454.2	$50,675.8	$46,964.7	$47,728.7	$47,535.7	$47,900.0
AEA adjustment for Commercial Air sale impacts	-	(3,686.0)	-	-	(1,244.0)	-
AEA, excluding noteworthy items (Non-GAAP)	$45,454.2	$46,989.8	$46,964.7	$47,728.7	$46,291.7	$47,900.0
	Quarters Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
Operating Expenses	2017	2017	2016	2017	2016
Operating expenses	$(277.3)	$(295.6)	$(302.9)	$(884.5)	$(942.3)
Intangible asset amortization	6.2	6.2	6.4	18.6	19.2
Restructuring costs	2.9	3.4	2.3	21.1	32.3

Operating expenses excluding restructuring costs, intangible assets amortization, and other noteworthy items(4) (Non-GAAP)	$(268.2)	$(286.0)	$(294.2)	$(844.8)	$(890.8)

Operating expenses (excluding restructuring costs and intangible assets amortization) as a % of AEA (excluding noteworthy items)	2.36%	2.43%	2.51%	2.43%	2.48%

Total Net Revenue (Non-GAAP)	$463.9	$474.1	$501.9	$1,433.7	$1,562.7
Suspended depreciation on assets HFS	(7.8)	-	-	(7.8)	-
Financial Freedom Transaction impairments on assets	26.8	-	-	26.8	-
Net costs of excess liquidity	-	14.3	-	14.3	-
CTA charge	-	-	-	8.1	-
Gain on sale - UK business	-	-	-	-	(23.5)
Asset impairment	-	-	-	-	11.0
Liquidating Europe CTA	-	-	-	-	3.3
Gain related to IndyMac venture	-	-	(5.0)	-	(5.0)
Total Net Revenue, excluding noteworthy items (Non-GAAP)	$482.9	$488.4	$496.9	$1,475.1	$1,548.5
Net Efficiency Ratio(5)	57.8%	60.3%	58.6%	58.9%	57.0%
Net Efficiency Ratio excluding noteworthy items(5)	55.5%	58.6%	59.2%	57.3%	57.5%

Other non-interest income (GAAP)	$63.3	$84.6	$83.6	$227.0	$268.2
Financial Freedom Transaction impairments on assets	26.8	-	-	26.8	-
Gain related to IndyMac venture	-	-	(5.0)	-	(5.0)
Total other non-interest income, excluding noteworthy items (Non-GAAP)	$90.1	$84.6	$78.6	$253.8	$263.2

(1)  Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.

(2)  Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses. Total net operating lease revenues are used by management to monitor portfolio performance.

(3)  Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund. Because the Average Earning Asset is based on the month end amounts, we adjusted the balance to better reflect the impact of the Commercial Air transaction. The amount reflects the estimated impact on AEA of the timing difference between the receipt of proceeds from the transaction and the completion of the related debt and capital actions.

(4) Operating expenses exclusive of restructuring costs and intangible amortization is a non-GAAP measure used by management to compare period over period expenses. In order to assist in comparability to other quarters, we further adjusted the calculation due to significant items.

(5) Net efficiency ratio is a non-GAAP measurement used by management to measure operating expenses (before restructuring costs and intangible amortization) to the level of total net revenues. In order to assist in comparability to other quarters, we further adjusted the calculation due to significant items.

27

CIT GROUP INC. AND SUBSIDIARIES

Non-GAAP Disclosures (continued)

(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	September 30,	June 30,	September 30,
Tangible Book Value(6)	2017	2017	2016
Total common shareholders' equity	$7,126.3	$7,026.2	$11,204.4
Less: Goodwill	(625.5)	(625.5)	(1,043.7)
Intangible assets	(119.1)	(125.4)	(147.6)
Tangible book value (Non-GAAP)	6,381.7	6,275.3	10,013.1
Less: Disallowed deferred tax asset	(100.0)	(53.5)	(815.7)
Tangible common equity (Non-GAAP)	$6,281.7	$6,221.8	$9,197.4
Average tangible common equity (Non-GAAP)	$6,257.7	$8,280.4	$9,152.8
Estimated capital adjustment related to Commercial Air sale	-	(1,903.1)	(2,975.0)
Average tangible common equity, excluding noteworthy items(7) (Non-GAAP)	$6,257.7	$6,377.3	$6,177.8

Net income	$219.6	$156.7	$131.5
Intangible asset amortization, after tax	5.0	4.0	4.5
Valuation allowance	-	-	16.0
Non-GAAP income - for ROTCE calculation	$224.6	$160.7	$152.0
Return on average tangible common equity(7)	14.36%	7.76%	6.64%

Non-GAAP income (from next page)	$137.8	$129.1	$169.3
Intangible asset amortization, after tax	5.0	4.0	4.5
Valuation allowance	-	-	16.0
Non-GAAP income - for ROTCE calculation	$142.8	$133.1	$189.8
Return on average tangible common equity, excluding noteworthy items(7)	9.13%	8.35%	12.29%

Income from continuing operations	$222.8	$41.2	$94.2
Intangible asset amortization, after tax	5.0	4.0	4.5
Valuation allowance	-	-	16.0
Non-GAAP income from continuing operations - for ROTCE calculation	$227.8	$45.2	$114.7
Non-GAAP income from continuing operations (from next page)	$138.7	$125.7	$108.6
Intangible asset amortization, after tax	5.0	4.0	4.5
Valuation allowance	-	-	16.0
Non-GAAP income from continuing operations - for ROTCE calculation, excluding noteworthy items	$143.7	$129.7	$129.1
Average tangible common equity(7)	$6,257.7	$8,280.4	$9,152.8
Pro forma estimated capital adjustment related to Commercial Air sale	-	(1,903.1)	(2,975.0)
Average tangible common equity(7) pro forma for estimated capital adjustment	$6,257.7	$6,377.3	$6,177.8
ROTCE, proforma for estimated capital adjustment	14.56%	2.84%	7.43%
ROTCE, excluding noteworthy items(8) and proforma for estimated capital adjustment	9.19%	8.14%	8.36%

	Quarters Ended
Effective Tax Rate Reconciliation(8)	September 30, 2017	June 30, 2017	September 30, 2016
Benefit (provision) for income taxes - GAAP	$119.8	$31.9	$(54.5)
Income tax discrete items	(174.9)	(98.0)	17.1
Provision for income taxes, before discrete tax items - Non-GAAP	$(55.1)	$(66.1)	$(37.4)
Income from continuing operations before provision for income taxes - GAAP	$103.0	$9.3	$148.7
Adjustments to pretax income	90.9	182.6	(2.7)
Adjusted income from continuing operations before provision for income taxes - Non-GAAP	$193.9	$191.9	$146.0
Effective tax rate - GAAP	-116.3%	-343.0%	36.7%
Effective tax rate, before discrete items - Non-GAAP	28.4%	34.5%	25.6%

(6) Tangible book value is a non-GAAP measure, which represents an adjusted common shareholders’ equity balance that has been reduced by goodwill and intangible assets. Tangible book value is used to compute a per common share amount, which is used to evaluate our use of equity.

(7) Return on average tangible common equity is adjusted to remove the impact of intangible amortization, goodwill impairment and the impact from valuation allowance reversals from income from continuing operations, while the average tangible common equity is reduced for disallowed deferred tax assets.  In order to assist in comparability to other quarters, we further adjusted the calculation due to significant items. Return on average tangible common equity is another metric used to evaluate our use of equity and evaluate the performance of our business. These are non-GAAP measures.

(8) The provision for income taxes before discrete items, adjusted income from continuing operations and the respective effective tax rates are non-GAAP measures, which management uses for analytical purposes to understand the Company’s underlying tax rate.

28

CIT GROUP INC. AND SUBSIDIARIES

Non-GAAP Disclosures (continued)

(dollars in millions, except per share data)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

Net income excluding noteworthy items and income from continuing operations excluding noteworthy items are non-GAAP measures used by management. The Company believes that adjusting for these items provides a measure of the underlying performance of the Company and of continuing operations.

	Description	Line Item	Pre-tax Balance	Income Tax(2)	After-tax Balance	Per Share
Quarter Ended September 30, 2017
Net income					$219.6	$1.61
	Strategic tax item - restructuring of an international legal entity	Benefit / provision for income taxes	$-	$(140.4)	(140.4)	(1.03)
Continuing Operations	Debt redemption costs	Loss on debt extinguishment	53.5	(20.3)	33.2	0.24
	Financial Freedom Transaction, impairments on reverse mortgage-related assets	Other non-interest income	26.8	(10.4)	16.4	0.12
	Financial Freedom Transaction, reverse mortgage charge-offs on loans transferred to HFS	Provision for credit losses	15.5	(6.0)	9.5	0.07
	Suspended depreciation on assets HFS (Nacco rail assets)	Depreciation on operating lease equipment	(7.8)	2.6	(5.2)	(0.04)
	Restructuring expenses	Operating expenses	2.9	(0.5)	2.4	0.02

Discontinued Operations			3.7	(1.4)	2.3	0.02
Non-GAAP income, excluding noteworthy items(1)					$137.8	$1.01

Income from continuing operations					$222.8	$1.64
	Strategic tax item - restructuring of an international legal entity	Benefit / provision for income taxes	$-	$(140.4)	(140.4)	(1.03)
Continuing Operations	Debt redemption costs	Loss on debt extinguishment	53.5	(20.3)	33.2	0.24
	Financial Freedom Transaction, impairments on reverse mortgage-related assets	Other non-interest income	26.8	(10.4)	16.4	0.12
	Financial Freedom Transaction, reverse mortgage charge-offs on loans transferred to HFS	Provision for credit losses	15.5	(6.0)	9.5	0.07
	Suspended depreciation on assets HFS (Nacco rail assets)	Depreciation on operating lease equipment	(7.8)	2.6	(5.2)	(0.04)
	Restructuring expenses	Operating expenses	2.9	(0.5)	2.4	0.02

Non-GAAP income from continuing operations, excluding noteworthy items(1)					$138.7	$1.02

Quarter Ended June 30, 2017
Net income					$156.7	$0.85
Continuing Operations	Debt redemption costs	Non-interest expense	$164.8	$(65.2)	99.6	0.54
	Excess interest from Commercial Air proceeds usage	Interest expense	23.4	(8.9)	14.5	0.08
	Interest on excess cash	Interest income	(9.1)	3.5	(5.6)	(0.03)
	Resolution of legacy tax items	Benefit / provision for income taxes	-	(19.3)	(19.3)	(0.11)
	Deferred tax recognition	Benefit / provision for income taxes	-	(6.9)	(6.9)	(0.04)
	Restructuring expenses	Operating expenses	3.4	(1.2)	2.2	0.01
						-
Discontinued Operations	Gain on sale - Commercial Air, net of certain expenses		(134.7)	35.0	(99.7)	(0.54)
	Financial Freedom net settlement items and servicing rights impairment		(20.2)	7.8	(12.4)	(0.07)
Non-GAAP income, excluding noteworthy items(1)					$129.1	$0.70

Income from continuing operations					$ 41.2	$0.22
Continuing Operations	Debt redemption costs	Non-interest expense	$164.8	$(65.2)	99.6	0.54
	Excess interest from Commercial Air proceeds usage	Interest expense	23.4	(8.9)	14.5	0.08
	Interest on excess cash	Interest income	(9.1)	3.5	(5.6)	(0.03)
	Resolution of legacy tax items	Benefit / provision for income taxes	-	(19.3)	(19.3)	(0.11)
	Deferred tax recognition	Benefit / provision for income taxes	-	(6.9)	(6.9)	(0.04)
	Restructuring expenses	Operating expenses	3.4	(1.2)	2.2	0.01

Non-GAAP income from continuing operations, excluding noteworthy items(1)					$125.7	$0.68

Quarter Ended September 30, 2016
Net income					$131.5	$0.65
Continuing Operations	China valuation	Benefit / provision for income taxes	$-	$16.0	16.0	0.08
	Restructuring expenses	Operating expenses	2.3	(0.9)	1.4	0.01
	Gain related to IndyMac venture	Other Income	(5.0)	2.0	(3.0)	(0.01)
Discontinued Operations	Reverse mortgage servicing rights impairment		19.0	(7.0)	12.0	0.06
	Business Air goodwill impairment		18.4	(7.0)	11.4	0.05
Non-GAAP income, excluding noteworthy items(1)					$169.3	$0.83

Income from continuing operations					$94.2	$0.47
Continuing Operations	China Valuation	Benefit / provision for income taxes	$-	$16.0	16.0	0.08
	Restructuring expenses	Operating expenses	2.3	(0.9)	1.4	0.01
	Gain related to IndyMac venture	Other Income	(5.0)	2.0	(3.0)	(0.01)
Non-GAAP income from continuing operations, excluding noteworthy items(1)					$108.6	0.54

(1) Items may not sum due to rounding.

(2) Income tax rates vary depending on the specific item and the entity location in which it is recorded.